Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces First Quarter 2021 Results

MURFREESBORO, Tenn. – (May 10, 2021) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months ended March 31, 2021.

Financial Results

•Net income attributable to common stockholders per diluted common share for the three months ended March 31, 2021 was $0.78, a decrease of 43.1% from the same period in the prior year. The decline is attributable to a $21 million gain on the sale of real estate assets in the first quarter of 2020, $4.2 million in rent deferrals incurred during the first quarter of 2021, and a $3.6 million year-over-year increase in non-cash stock-based compensation.

•Normalized FAD for the three months ended March 31, 2021 was $59.6 million which was flat compared to the same period in the prior year and an increase of 0.9% compared to the fourth quarter of 2020.

•Normalized FFO per diluted common share for the three months ended March 31, 2021 was $1.24, a decrease of 8.8% from the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended March 31, 2021 was $1.23, a decrease of 8.9% from the same period in the prior year.

•Net income, Normalized FFO and NAREIT FFO per common share for the three months ended March 31, 2021 include the dilutive impact of 1,200,597 common shares issued since March 31, 2020.

Eric Mendelsohn, NHI President and CEO, stated, “Our first quarter results were ahead of our internal expectations driven by fewer deferrals than anticipated and cash collections at over 94% for the quarter. However, the length and severity of this pandemic is making it clear that our tenants will need more assistance over the coming quarters. Our prudent capital structure puts us in a position to help our tenants bridge the gap to a more stable operating environment.”

Mr. Mendelsohn continued, “The roll-out of the vaccine across our portfolio has been a tremendous success and our communities are opening up again with good initial occupancy trends including a 180 basis point monthly increase for Bickford in April. But the road to a full recovery is likely to be uneven which will make 2021 a difficult year.”

Mr. Mendelsohn concluded, “We are motivated to use this crisis to transform into a stronger, leaner healthcare REIT which can be accomplished through lease restructurings, shedding under-performing assets, and finding operators that are better aligned with our goals. Fortunately, we are in an excellent financial position to weather this crisis and to emerge as a stronger company.”

Collections and Deferrals
NHI collected 94.3% of contractual cash due for the quarter ended March 31, 2021. The remaining balance is comprised of the following: 4.6% in deferrals related to Bickford Senior Living (“Bickford”); 0.5% in deferrals related to one other tenant; and 0.6% related to lower forecasted revenue from transitioned properties prior to the start of the pandemic.

NHI collected 84.7% of contractual cash due in April 2021. The remaining balance is comprised of the following: 11.0% in deferrals related to Bickford; 3.1% in deferrals related to three other tenants; 0.6% related to outstanding rent expected to be collected and 0.6% related to lower forecasted revenue from transitioned properties prior to the start of the pandemic.

NHI Reports First Quarter 2021 Results

May 10, 2021

As previously announced, NHI entered into a rent deferral agreement with Bickford which includes a deferral of $3.0 million for April and a deferral of $2.0 million for May. All deferred amounts with Bickford bear interest at 8% from the date of the deferral and are expected to be repaid over a period of 18 months commencing on October 1, 2021.

NHI is in negotiations with Holiday Retirement (“Holiday”) that could result in rent concessions starting in the second quarter of 2021 and may utilize a portion of the Company’s lease deposit with Holiday that totaled approximately $10.6 million as of March 31, 2021.

NHI has also reached rent concession agreements or are in advanced discussions with four other tenants through the date of this press release which are expected to impact results for the second quarter by approximately $2.3 million. The majority of these concessions bear interest at 8% and are expected to be repaid in 2021 and 2022.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and Holiday for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed.

	Properties	Mar-20	Apr-20	May-20	Jun-20	Jul-20	Aug-20	Sep-20	Oct-20	Nov-20	Dec-20
SLC	9	80.5%	79.0%	79.2%	79.0%	79.2%	78.8%	78.9%	78.6%	77.1%	76.2%
Bickford*	48	84.7%	83.6%	82.4%	81.7%	81.7%	81.7%	81.8%	80.6%	79.5%	76.8%
Holiday	26	86.7%	85.0%	83.2%	82.3%	80.7%	79.6%	78.5%	77.8%	77.0%	76.8%

	Properties	Jan-21	Feb-21	Mar-21	Apr-21
SLC	9	77.3%	78.1%	77.8%	77.9%
Bickford*	48	75.4%	74.7%	74.5%	76.3%
Holiday	26	75.3%	73.6%	73.5%	73.5%

* Prior period occupancies have been restated to include an additional building added to the calculation in April 2021.

Bickford Portfolio Sale
Effective April 30, 2021, the Company executed an agreement for the sale of six properties that were leased to Bickford for a purchase price of $52.9 million, which includes a $13.0 million Company-financed second mortgage. Upon completion of this transaction, Bickford satisfied the terms of the prior agreement resulting in $2.1 million of rent for the third quarter of 2020 being forgiven. These six properties had an aggregate net book value of approximately $34.6 million as of March 31, 2021. Rental income from this portfolio was $1.3 million and $1.5 million for the three months ended March 31, 2021 and 2020, respectively. These properties were part of the Company’s ongoing negotiations for the sale to Bickford of nine properties leased to Bickford. The Company continues to explore its options for the remaining three properties including a sale to a third party, re-tenanting, or retaining the existing lease with Bickford.

Mezzanine Loan with Montecito Medical Real Estate
In April 2021, the Company entered into a $50.0 million mezzanine loan and security agreement with Montecito Medical Real Estate for a new fund that will invest in medical real estate, including medical office buildings, throughout the United States. Amounts under the loan agreement will be funded as real estate investments are identified for acquisition. Borrowings under the loan agreement will bear interest at an annual rate of 9.5% and accrue an additional 2.5% in interest to be paid upon certain future events including repayments, sales of fund investments, and refinancings. The mezzanine loan has a five-year term, commencing on the earlier of full deployment of the funds or two years and includes two one-year extensions.

Balance Sheet and Liquidity
At April 30, 2021, NHI had no amounts outstanding under a $550 million revolver and approximately $37.4 million in unrestricted cash and cash equivalents. The Company also has approximately $417.4 million available under the ATM program.

NHI Reports First Quarter 2021 Results

May 10, 2021

On January 26, 2021, the Company issued $400 million in 3.0% Senior Notes due 2031 (the “Notes”). The Notes were issued at 99.196% of par value (3.094% initial yield) with a coupon of 3.0%. Interest on the Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2021. The Notes will mature on February 1, 2031. Proceeds were used to repay the $100 million term loan facility which was scheduled to mature in July 2021 and to reduce borrowings under the $550 million senior unsecured revolving credit facility.

On April 1, 2021, the $60.0 million in aggregate principal amount of NHI’s 3.25% senior unsecured convertible notes matured. The Company paid $67.1 million, including accrued interest of $1.0 million and a $6.1 million conversion premium to retire the convertible notes.

On April 30, 2021, NHI exercised a one-year extension option on the $550.0 million revolver which extends the maturity until August 2022. The Company also repaid $25 million on its $250 million term loan due 2022.

COVID-19 Update and Vaccination Update
As of May 4, 2021, NHI had 33 confirmed active resident cases (approximately 0.1% of total capacity) of COVID-19 in its skilled nursing and senior housing portfolio. There were 20 confirmed Senior Housing resident cases (1.4 cases per average community), which can include skilled nursing cases at its senior living campuses or CCRCs, and 13 confirmed skilled nursing resident cases (0.8 cases per average community). Active resident cases have declined by approximately 93% in the Senior Housing portfolio and by approximately 97% in the Skilled Nursing portfolio since peaking in December 2020.

Since vaccination clinics began in NHI’s communities, the operators overall have reported fewer active resident cases. As of May 4, 2021, 100% of the Senior Housing communities and SNFs have completed at least one vaccine clinic.

The Company can give no assurance about the accuracy of the information reported or that there have not been any changes since the time the information was obtained from the operators and third-party operators. This information is based upon information provided to us by the operators and third-party data providers. More information is available at www.nhireit.com/covid-19.

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, May 11, 2021, at 12 p.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (800) 945-0427, with the confirmation number 21993287. The live broadcast of NHI’s first quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

NHI Reports First Quarter 2021 Results

May 10, 2021

Reconciliation of FFO, Normalized FFO and Normalized FAD
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2021	2020
Net income attributable to common stockholders	$35,332	$61,023
Elimination of certain non-cash items in net income:
Depreciation	20,806	20,443
Depreciation related to noncontrolling interests	(210)	(147)
Gains on sales of real estate	—	(21,007)
NAREIT FFO attributable to common stockholders	55,928	60,312
Loss on early retirement of debt	451	—
Non-cash write-off of straight-line rent receivable	—	380
Normalized FFO attributable to common stockholders	56,379	60,692
Straight-line lease revenue, net	(4,241)	(5,557)
Straight-line lease revenue, net, related to noncontrolling interests	24	22
Straight-line lease expense related to equity method investment	25	21
Amortization of lease incentives	260	236
Amortization of original issue discount	54	100
Amortization of debt issuance costs	705	643
Amortization related to equity method investment	535	—
Note receivable credit loss expense	(50)	1,575
Non-cash stock-based compensation	5,446	1,845
Equity method investment capital expenditures	(105)	(105)
Equity method investment non-refundable fees received	519	73
Normalized FAD attributable to common stockholders	$59,551	$59,545

BASIC
Weighted average common shares outstanding	45,305,087	44,613,593
NAREIT FFO attributable to common stockholders per share	$1.23	$1.35
Normalized FFO attributable to common stockholders per share	$1.24	$1.36

DILUTED
Weighted average common shares outstanding	45,357,773	44,618,139
NAREIT FFO attributable to common stockholders per share	$1.23	$1.35
Normalized FFO attributable to common stockholders per share	$1.24	$1.36

See Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD.

NHI Reports First Quarter 2021 Results

May 10, 2021

Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs. Beginning in the first quarter of 2021, the Company is no longer presenting Adjusted Funds from Operations as a supplemental measure of operating performance.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our convertible senior notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. We also adjust Normalized FAD for the net change in our allowance for expected credit losses, non-cash stock based compensation as well as certain non-cash items related to our equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

NHI Reports First Quarter 2021 Results

May 10, 2021

Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2021	2020
	(unaudited)
Revenues:
Rental income	$74,749	$76,527
Interest income and other	6,136	6,549
	80,885	83,076
Expenses:
Depreciation	20,806	20,443
Interest	12,973	14,140
Legal	130	334
Franchise, excise and other taxes	233	243
General and administrative	7,989	4,311
Taxes and insurance on leased properties	2,161	1,553
Loan and realty (gains) losses	(50)	1,555
	44,242	42,579
Loss from equity method investment	(808)	(442)
Loss on early retirement of debt	(451)	—
Gains on sales of real estate	—	21,007
Net income	35,384	61,062
Less: net income attributable to noncontrolling interests	(52)	(39)
Net income attributable to common stockholders	$35,332	$61,023

Weighted average common shares outstanding:
Basic	45,305,087	44,613,593
Diluted	45,357,773	44,618,139

Earnings per common share:
Net income attributable to common stockholders - basic	$0.78	$1.37
Net income attributable to common stockholders - diluted	$0.78	$1.37

NHI Reports First Quarter 2021 Results

May 10, 2021

Selected Balance Sheet Data
($ in thousands)
	March 31, 2021	December 31, 2020

Real estate properties, net	$2,647,956	$2,667,432
Mortgage and other notes receivable, net	$301,318	$292,427
Cash and cash equivalents	$113,375	$43,344
Straight-line rent receivable	$98,354	$95,703
Other assets	$22,270	$21,583
Debt	$1,524,725	$1,499,285
National Health Investors Stockholders' Equity	$1,552,185	$1,512,234

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management.  The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.